For Immediate Release

Conference Call:                                          Today, Friday, February 5, 2010 at 10:00 a.m. EST
Dial-in Numbers:                                          866-395-2657 or 706-902-0717 (International)
Webcast / Replay URL:                             www.integramed.com or www.earnings.com
Phone Replay:                                             800-642-1687 or 706-645-9291 through February 12, 2010
Conference ID#:                                          53362289

IntegraMed® Q4 EPS Rose 17% to $0.14 and
Full Year 2009 EPS Rose 13% to $0.51

- 2009 Revenue Rose 9% to a record $217 Million-

PURCHASE, NEW YORK — February 5, 2010 -- IntegraMed America, Inc. (NASDAQ: INMD), the nation’s leading manager of specialty outpatient healthcare facilities in the emerging, technology-focused medical niches of fertility and vein care, today announced improved results for the fourth quarter and full-year periods ended December 31, 2009.

Summary Financial Results (in thousands, except per share data)
	Three Months Ended			Year Ended
	Dec. 31, 2009	Dec. 31, 2008		Dec. 31, 2009	Dec. 31, 2008
Revenues: Fertility Centers	$35,771	$34,138	+5%	$145,309	$138,440	+5%
Consumer Services	5,584	5,396	+3%	20,826	19,763	+5%
Vein Clinics	13,337	10,686	+25%	50,625	39,950	+27%
Total Revenues	$54,692	$50,220	+9%	$216,760	$198,153	+9%
Contribution: Fertility Centers	2,925	2,599	+13%	11,603	10,216	+14%
Consumer Services	1,446	1,385	+4%	5,187	5,419	-4%
Vein Clinics	1,069	724	+48%	4,100	2,651	+55%
Total Contribution	$5,440	$4,708	+16%	$20,890	$18,286	+14%
G&A Costs	$2,822	$2,703	+4%	$12,155	$10,654	+14%
Net Interest Expense	228	296	-23%	910	1,180	-23%
Income Before Inc. Taxes	2,390	1,709	+40%	7,825	6,452	+21%
Income Taxes	1,158	629	+84%	3,331	2,537	+31%
Net Income	$1,232	$1,080	+14%	$4,494	$3,915	+15%
Diluted EPS	$0.14	$0.12	+17%	$0.51	$0.45	+13%
Diluted Shares	8,839	8,691	+2%	8,834	8,691	+2%
2008 results have been restated to reflect the corrections of errors with respect to the timing of certain revenue recognition for the Attain IVF program within the Consumer Services Division.

“Our Q4 and 2009 results reflect solid revenue growth across all three business units and margin expansion in two of those businesses,” commented IntegraMed CEO, Jay Higham.  “Our results demonstrate we have created a business that is strong in good economic environments and resilient in bad economic climates.  Not only do our fertility centers grow faster than those of our competitors, but  we have also proven we can drive operating efficiency and margins, factors that are very attractive to both current and prospective physician partners.  The three new Fertility Center contract acquisitions completed in Q4 2009 highlight this value while providing an expanded base of future growth opportunities in the Western states.  As we look out to 2010 and beyond, we see a range of opportunities to continue expanding our base of fertility centers.

“With respect to Consumer Services, 2009 was a challenging year.  While the costs of undergoing fertility treatment have remained relatively constant, that has not been the case with consumer purchasing power.  With an average price point of approximately $25,000 for our lead product, the Attain IVF Refund program, combined with a temporary disruption in our third-party consumer-lending partner, the growth in this business encountered headwinds beginning in the second quarter.  However, as we entered the fourth quarter, we began to see a modest ramp in demand.  We were also able to secure an experienced third-party financing partner replacement and as the quarterly results show, the Attain IVF program is making good progress, causing us to be optimistic in our prospects to regain momentum in 2010 and beyond.”

Mr. Higham, added, “Our Vein Clinic business grew revenue and contribution at the top end of our expectation.  VCA has brought a dynamic and valuable source of additional revenue to our Company, and we expect for it to continue to make an important contribution to our growth with an accelerated pace of new clinic openings and the continued refinement of the business model.”

Fertility Centers

	Q4 2009	Q4 2008	Change		% Change
Revenue:	$35.8M	$34.1M		+1.7M	+5%
Operating Income:	$2.9M	$2.6M	$	+0.3M	+13%
Inquiries	8,829	8,153		+676	+8%
New Patient Visits:	6,429	6,371		+58	+1%
IVF Cycles:	3,231	3,337		-106	-3%

	2009	2008	Change		% Change
Revenue:	$145.3M	$138.4M	$	+6.9M	+5%
Operating Income:	$11.6M	$10.2M	$	+1.4M	+14%
Inquiries	37,786	34,132		+3,654	+11%
New Patient Visits:	27,562	25,744		+1,818	+7%
IVF Cycles:	13,878	13,554		+324	+2%

Fertility Center top-line growth was driven by both same store patient revenue growth of 3.2% during Q4 ‘09 and 3.2% in the full year 2009 as well as by improved operating efficiency across the division.  Economic challenges continued to modestly temper consumer demand for high cost IVF treatment as patients substituted other treatments with better insurance coverage.  Same store practice level operating margins rose to 10.3% in Q4 ‘09 and 10.0% for 2009 compared to 9.7% and 9.4% for the same periods in 2008.

In addition to organic growth, which has always been a primary focus for the division and a core component of IntegraMed’s growth strategy, is an increase in the pace of fertility center contract acquisitions.  During the quarter IntegraMed closed on three previously announced new contract acquisitions and is planning on scaling the historic pace of one or two new contracts per year up to two to four new contracts per year.  IntegraMed is in dialogue with a number of prospective centers and though it is difficult to predict the timing of transactions, it remains confident in the prospects for its new center growth in 2010 and beyond.

IntegraMed has the most extensive consolidated network of fertility centers in the U.S., spanning 14 partner centers with 66 locations in 12 major markets across the country.  This growing geographic breadth and diversity has played an important role in enabling the Company to deliver solid financial performance.

Consumer Services (Attain IVF Program)

	Q4 2009	Q4 2008	(1)	Change		% Change
Revenue:	$5.6M	$5.4M		$	+0.2M	+3%
Operating Income:	$1.45M	$1.38M		$	+0.07M	+4%
Applications	593	530			+63	+12%
Enrollments	283	250			+33	+13%
Pregnancies	194	205			-11	-5%

	2009 (1)	2008 (1)	Change		% Change
Revenue:	$20.8M	$19.8M	$	+1M	+5%
Operating Income:	$5.2M	$5.4M		$-0.2M	-4%
Applications	2,213	2,099		+114	+5%
Enrollments	1,063	1,049		+14	+1%
Pregnancies	780	778		+2	+0%
 (1) 2008 results have been restated to reflect the corrections of errors with respect to the timing of certain revenue recognition for the Attain IVF program within the Consumer Services Division.

The improved Q4 ’09 results of the Consumer Services business principally reflect the reestablishment of a robust third-party financing capability in the fourth quarter following the termination of an earlier funding source during Q2 ’09, as well as the launch of the Attain IVF Multi-Cycle product which has a lower price point than the Refund Program and broadens the pool of patients who are able to enroll in the program.

Consumer Services division margins improved slightly on a quarter-over-quarter basis to 25.9% for Q4 ’09, but fell to 25.7% for all of 2009 as compared to 27.4% in 2008.  The full year decline in margins is attributable to a reduction in pregnancy rates from 43.2% and 44.4% in Q4 ’08 and 2008, respectively, to 39.8% and 43.8% in Q4 ’09 and 2009, respectively.  The variation of pregnancy rates, though within a normal range, will continue to be a meaningful factor in year-over-year margin comparisons.  Additionally, IntegraMed initiated an aggressive ramp-up in its marketing efforts during Q4 that will impact future margins in favor of faster growth in 2010.

Reflecting the success, growing awareness and consumer demand for the Attain IVF Program, IntegraMed added four new Affiliate providers to its Consumer Services fertility network in 2009 and just yesterday added its first new Affiliate in 2010, bringing the Affiliate total to 26 in 22 states.  IntegraMed remains active in its pursuit of additional affiliate opportunities and expects to continue to add affiliate centers at a similar rate in 2010.

The Attain IVF (in vitro fertilization) Program was pioneered by IntegraMed to fund the financial cost of a patient’s decision to embark on a series of IVF treatments.  The program is available in a flexible format that combines various treatment and refund options of up six treatments and up to a 100% refund in the event that treatment does not result in a take home baby.  The Attain IVF program has strong consumer appeal and represents an important competitive advantage for IntegraMed affiliated fertility centers.

Vein Clinics (VCA)

	Q4 2009	Q4 2008	Change		% Change
Revenue:	$13.3M	$10.7M	$	+2.6M	+25%
Operating Income:	$1.1M	$0.7M	$	+0.4M	+48%
Inquiries	3,407	2,101		+1,306	+62%
New Consultations:	2,564	1,807		+757	+42%
First Leg Starts:	1,590	1,226		+364	+30%

	2009	2008	Change		% Change
Revenue:	$50.6M	$40.0M	$	+10.6M	+27%
Operating Income:	$4.1M	$2.7M	$	+1.4M	+55%
Inquiries	20,412	12,884		+7,528	+58%
New Consultations:	14,164	9,980		+4,184	+42%
First Leg Starts:	7,208	5,468		+1,740	+32%

Contribution or operating income from the Vein Clinic segment increased to $1.1 million in Q4 ‘09 from $0.7 million in Q4 ’08, representing a 48% increase.  On a full year period, contribution grew 55% to $4.1M, demonstrating the strong leverage this business model is capable of generating.

VCA margins improved on a quarterly as well as full year basis to 8.0% in Q4 ’09 from 6.8% in Q4 ’08 and to 8.1% in 2009 from 6.6% in 2008.  The margin improvements were principally due to the impact of higher revenues on a relatively fixed overhead as well as from the slower pace of new clinic openings during 2009, as start-up losses from the first several months of new clinics create a short-term drag on divisional operating performance.

IntegraMed opened two additional clinics in 2009, bringing the total number of clinics to 3.  So far in 2010 IntegraMed has announced the upcoming opening of two new vein clinics, bringing total announced clinics to 36, with at least six more clinics slated to open during the balance of 2010.

IntegraMed also announced the incorporation of Interventional Radiology (IR) into a forthcoming new clinic in Columbia, MD.  Though still investigating the potential benefits of IR within the Vein Clinic business, management sees substantial synergies allowing for the treatment of a broader array of vein related conditions from the same facility.

Cash Flow and Balance Sheet
IntegraMed’s total assets grew to $124.3 million at year-end 2009 from $121.4 million at year-end 2008, with cash and equivalents increasing by 2% to $28.9 million at year-end 2009 versus $28.3 million at year-end 2008.  The increase in cash was achieved despite investments across the company’s businesses including approximately $3.6 million for acquisitions in the Fertility Centers Division.  Cash provided by operating activities rose to $13.8 million in 2009, versus $6.9 million in 2008.  The Company expects to use some of its cash in Q1 2010 to fund its growth strategy as well as for fertility physician drawdowns of accrued compensation, upfront outlays for marketing, advertising and media purchases and for the payment of medical malpractice and other insurance premiums.

The Company continues to focus on revenue cycle improvements and as a result has improved consolidated days sales outstanding (DSO) to 32.1 days at year-end 2009 from 40.5 days at year-end 2008.  By division, Vein Clinic DSO declined to 49.3 days and the Fertility Center DSO improved to 24.9 days.  Consumer Services revenues are paid up front in their entirety, eliminating any credit risk or receivable management issues.

IntegraMed CFO, John Hlywak, added, “As we anticipated, our markets improved modestly in the fourth quarter, reflecting the continuation of the slow consumer recovery.  Looking at 2009 as a whole, our pace of growth was tempered by the impact of consumer economic challenges.  Additionally, we had a fourth quarter catch-up adjustment for taxes in one state, which amounted to an approximately two cent negative impact on EPS.  Going forward we expect taxes in this jurisdiction will have only a nominal impact on our tax rate.

“In summary, we believe the steps we took to deal with the downturn effectively adjusted our cost structure to ensure we can operate profitably in this new consumer environment and realize attractive incremental profits and free cash flows on revenue gains.  We continue to utilize the cash generated in the business to support our growth, and in spite of such investments, our liquidity position and balance sheet remain strong.  Looking through 2010 and into 2011, we are committed to accelerating our pace of growth by leveraging our proven business model to grow each of our businesses through acquisition in fertility, new affiliate agreements in consumer services and new clinic builds in vein care.”

About IntegraMed America, Inc.
IntegraMed America, Inc. manages highly specialized outpatient facilities in emerging, technology-based, niche medical markets and is the leading manager of fertility centers and vein clinics in the United States.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management and quality assurance services.  IntegraMed’s fertility network is the nation’s largest fertility network, comprised of 40 contracted centers with over 120 locations in 35 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed network fertility practice.  The IntegraMed Vein Clinic network is the leading provider of varicose vein care services in the US, currently operating 36 centers in 13 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit:
www.integramed.com for investor background,
www.integramedfertility.com for fertility, or
www.veinclinics.com for vein care

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties.  Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to identify, consummate and finance future growth, including larger-scale acquisitions; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.  All information in this press release is as of February 5, 2010 and IntegraMed undertakes no duty to update this information.

CONTACT:
Investors:	Media/Investors:
John W. Hlywak, Jr., EVP and CFO	Norberto Aja, David Collins
IntegraMed America, Inc.	Jaffoni & Collins Incorporated
jhlywak@integramed.com	inmd@jcir.com
914-251-4143	212-835-8500

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INTEGRAMED AMERICA, INC.
Consolidated Statement of Operations
(all amounts in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenue

Fertility Centers	$35,771	$34,138	$145,309	$138,440
Consumer Services	5,584	5,396	20,826	19,763
Vein Clinics	13,337	10,686	50,625	39,950
Total Revenues	54,692	50,220	216,760	198,153

Costs of services and sales

Fertility Centers	32,846	31,539	133,706	128,224
Consumer Services	4,138	4,011	15,639	14,344
Vein Clinics	12,268	9,962	46,525	37,299
Total Cost of Services and Sales	49,252	45,512	195,870	179,867

Contribution
Fertility Centers	2,925	2,599	11,603	10,216
Consumer Services	1,446	1,385	5,187	5,419
Vein Clinics	1,069	724	4,100	2,651
Total Contribution	5,440	4,708	20,890	18,286

General and administrative expenses	2,822	2,703	12,155	10,654
Interest income	(63)	(59)	(250)	(383)
Interest expense	291	355	1,160	1,563
Total other expenses	3,050	2,999	13,065	11,834

Income before income taxes	2,390	1,709	7,825	6,452
Income tax provision	1,158	629	3,331	2,537
Net income	$1,232	$1,080	$4,494	$3,915

Basic and diluted earnings per share of Common Stock:
Basic earnings per share	$0.14	$0.13	$0.51	$0.45
Diluted earnings per share	$0.14	$0.12	$0.51	$0.45

Weighted average shares – basic	8,783	8,618	8,773	8,618
Weighted average shares – diluted	8,839	8,691	8,834	8,691

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INTEGRAMED AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(all amounts in thousands)

	December 31,	December 31,
	2009	2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$28,865	$28,275
Patient and other receivables, net	6,964	6,681
Deferred tax assets	2,883	5,744
Other current assets	7,653	6,466

Total current assets	46,365	47,166

Fixed assets, net	16,705	16,618
Intangible assets, Business Service Rights, net	24,210	21,956
Goodwill	30,334	29,478
Trademarks	4,442	4,442
Other assets	2,253	1,781

Total assets	$124,309	$121,441

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,846	$2,853
Accrued liabilities	15,119	17,818
Current portion of long-term notes payable and other obligations	11,317	11,351
Due to Fertility Medical Practices, net	6,424	6,354
Attain IVF Refund Program and other patient deposits	13,362	11,237

Total current liabilities	49,068	49,613

Deferred tax liabilities	2,199	696
Long-term notes payable and other obligations	14,849	18,868
	66,116	69,177

Commitments and Contingencies

Shareholders' equity:
Common stock	88	87
Capital in excess of par	56,354	54,943
Other comprehensive loss	(188)	(375)
Treasury stock	(375)	(211)
Retained earnings (Accumulated deficit)	2,314	(2,180)
Total shareholders' equity	58,193	52,264

Total liabilities and shareholders' equity	$124,309	$121,441

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INTEGRAMED AMERICA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(all amounts in thousands)

	For the Three-month period Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
	(unaudited		(unaudited)

Cash flows from operating activities:
Net income	$1,232	$1,080	$4,494	$3,915
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,737	1,829	7,119	7,288
Deferred income tax provision	4,269	(692)	3,433	(1,068)
Deferred stock based compensation	298	241	1,336	858
Changes in assets and liabilities 
Decrease (increase) in assets:
Patient and other accounts receivable	626	65	(283)	(1,170)
Other current assets	(1,587)	(1,076)	(1,187)	(643)
Other assets	(323)	162	(473)	(162)
(Decrease) increase in liabilities:
Accounts payable	797	371	(7)	958
Accrued liabilities	(3,706)	217	(2,864)	(1,097)
Due to medical practices	(4,127)	(664)	70	(2,689)
Attain IVF Refund patient deposits	366	(542)	2,125	677
Net cash provided by (used in) operating activities	(418)	991	13,763	6,867

Cash flows used in investing activities:
Purchase of business service rights	(3,550)	—	(3,550)	(950)
Cash paid to purchase VCA, net of cash acquired	—	—	—	(119)
Other intangibles	—	160	—	50
Purchase of fixed assets and leasehold improvements	(1,444)	(1,799)	(5,910)	(5,695)
Net cash used in investing activities	(4,994)	(1,639)	(9,460)	(6,714)

Cash flows used in financing activities:
Proceeds from issuance of debt	—	7,500	—	7,880
Principle repayments on debt	(915)	(912)	(3,750)	(3,648)
Common stock transactions, net	6	(111)	37	150
Net cash provided by (used in) financing activities	(909)	6,477	(3,713)	4,382

Net increase in cash	(6,321)	5,829	590	4,535
Cash and cash equivalents at beginning of period	35,186	22,446	28,275	23,740
Cash and cash equivalents at end of period	$28,865	$28,275	$28,865	$28,275

Supplemental Information:
Interest paid	255	620	1,067	1,632
Income taxes paid	238	43	3,896	1,526

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